Exhibit 99.1

Clear Benefit for Patients with Synovial Sarcoma Demonstrated in Updated Data from Ongoing

Phase 1 Trial with ADP-A2M4 Presented at ESMO

- Clinical responses in 7 out of 12 patients with synovial sarcoma, and clinical benefit in 11 out 12 patients -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, Sep. 30, 2019 -- Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, presented updated data from patients with synovial sarcoma who were treated in the ongoing Phase 1 trial with SPEAR T-cells targeting MAGE-A4 (ADP-A2M4). The oral presentation by Brian Van Tine, MD, PhD of Washington University in St. Louis, occurred earlier today at the European Society for Medical Oncology (ESMO) Congress in Barcelona, Spain.

“These data demonstrate a clear benefit of SPEAR T-cells for this population of patients with synovial sarcoma. These results are truly meaningful in this rare and deadly disease because patients with advanced synovial sarcoma have very few treatment options,” said Elliot Norry, Adaptimmune’s interim Chief Medical Officer. “These data and the recent FDA orphan drug designation for ADP-A2M4 in sarcoma are important positive steps to expedite further development. We recently started SPEARHEAD-1, our Phase 2 trial in synovial sarcoma and myxoid/round cell liposarcoma (MRCLS), with the aim to commercialize ADP-A2M4 in 2022.”

Overview of data presented at ESMO

This is a Phase 1 dose escalation, multi-tumor trial to assess the safety, tolerability, and antitumor activity of ADP-A2M4 in HLA-A2+ patients. As of Sep. 03, 2019, data from 12 patients with synovial sarcoma treated in the expansion phase of this trial demonstrated a best overall response rate of 58% (including both confirmed and unconfirmed partial responses [PRs]). There was a disease control rate of 92%, defined as objective overall response (including confirmed and unconfirmed PRs) and stable disease.

Most adverse events were consistent with those typically experienced by cancer patients undergoing cytotoxic chemotherapy or other cancer immunotherapies. Fatal aplastic anemia was reported in 1 patient with synovial sarcoma in this trial. This event was previously described and reported to the US Food and Drug Administration.

The median age of these patients was 54 years and they had received a median of 2 prior lines of systemic therapy. The median dose received was 9.7 billion SPEAR T-cells (range 3.4 to 10 billion transduced cells).

Data from patients with synovial sarcoma treated in the expansion phase of this trial were previously reported in May of this year. At that time 8 patients had been assessed, with 6 showing a decrease in tumor size, of which 3 patients had confirmed partial responses and 1 patient had an unconfirmed partial response.

Detailed summary of response data presented at ESMO for ADP-A2M4 in patients with synovial sarcoma

Twelve patients received treatment in the expansion phase of this trial and had post-baseline scans to assess efficacy by time of data cutoff (Sep. 03, 2019).

•	Of the 12 patients with post-baseline scans to assess efficacy:
o	11/12 showed clinical benefit with best overall responses of PR (confirmed or unconfirmed; n=7) or stable disease (SD; n=4); this represents a disease control rate of 92%
o	7/12 had clinical responses representing a best overall response rate of 58% with
▪	5 confirmed PRs (cPR) by RECIST criteria; 3 of which remain ongoing at the time of data cutoff; 2 of which developed progressive disease (PD)
▪	2 unconfirmed PRs (ucPR) that remain ongoing at the time of data cutoff
•	Higher peak SPEAR T-cell expansion was associated with decreases in target lesions from baseline

About Adaptimmune’s ADP-A2M4 program in sarcoma

Adaptimmune’s ADP-A2M4 SPEAR T-cell therapy is directed to a member of the MAGE family of cancer testis antigens (MAGE-A4) expressed in a number of solid tumor cell types. The MAGE- A4 antigen is among the most commonly expressed cancer testis antigens. Adaptimmune is evaluating ADP-A2M4 in synovial sarcoma and MRCLS in a number of trials including the recently initiated Phase 2 trial SPEARHEAD-1 in sarcoma, as well as the ongoing Phase 1 trial, which includes a radiation sub-study to enhance T-cell trafficking and antitumor activity. Both the radiation sub-study and Phase 1 trial include sarcoma as well as multiple other solid tumor indications. Adaptimmune is also evaluating a next-generation SPEAR T-cell (ADP-A2M4CD8) targeting MAGE-A4 in sarcoma as well as other solid tumor indications in the SURPASS trial.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on Aug. 1, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

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